Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

MEDIA:

Jim Sabourin Vice President,

Corporate Communications

423.294.6300

Toll free: 866.750.8686 (UNUM)

INVESTORS:

Thomas A. H. White Senior Vice President,

Investor Relations 423.294.8996

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

www.unum.com

UNUMPROVIDENT ANNOUNCES SALE

OF GENEX SUBSIDIARY

Sale part of company’s plan to focus on its core businesses

CHATTANOOGA, Tenn. (Jan. 24, 2007) – UnumProvident Corporation (NYSE: UNM) today announced that it has entered into a definitive agreement for the sale of its wholly owned subsidiary, GENEX Services, Inc., a leading workers compensation and medical cost containment services provider, to Trident IV, L.P., a fund managed by Stone Point Capital LLC, a global private equity firm based in Greenwich, Conn.

“Our growth strategy is focused on the development of our primary markets, and while GENEX has been a solid financial contributor to UnumProvident, its specialty role in case management and medical cost containment related to the workers compensation market is no longer a core element of our overall strategic direction,” said Joseph Zubretsky, senior executive vice president of Finance, Investments and Corporate Development for UnumProvident. “At the same time, this is an opportunity for GENEX to further build its workers compensation business and grow under independent ownership, while we redeploy the capital to our core businesses.”

The terms of the transaction were not disclosed, although the company said it will result in a small net gain. The sale is expected to close in the first half of 2007, subject to customary closing conditions.

“Although it will no longer be a subsidiary, we intend to continue to partner with GENEX to address our customer needs,” added Zubretsky. “GENEX is an excellent company that creates value for its clients, and we expect to remain a customer. It’s also important to point out that the outstanding relationship we currently have with GENEX will remain unchanged.”

GENEX, which was acquired in 1997 by Provident Companies, a UnumProvident predecessor, is headquartered in Wayne, Pa., and has 120 locations throughout the United States, Puerto Rico and Canada. GENEX’s subsidiaries include Options & Choices, Inc., Primecor, Inc., GENEX Services LLC, GENEX Services, Inc. of Ohio, Independent

© 2007 UnumProvident Corporation. All rights reserved.

Review Services, Inc., GENEX Consultants, Inc., and GENEX Services of Canada, Inc.

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About UnumProvident

UnumProvident (www.unum.com) is the largest provider of group and individual income protection insurance, and one of the leading providers of employee benefits products and services, in the United States and the United Kingdom. Through its subsidiaries, Unum Group insures more than 21 million people and provided $6 billion in total benefits to customers in 2005.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding UnumProvident Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.